EXHIBIT 16.1

May  2,  2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:   Charys Holding Company, Inc.
           Commission File Number 0-18292

     We have read the statements that we understand Charys Holding Company, Inc. included Item 4 of the Form 8-K report it filed regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

                                  Very truly yours,

                                  Malone & Bailey, P.C.

www.malone-bailey.com
Houston,  Texas


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